As filed with the Securities and Exchange Commission on April 21, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE ODP CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	85-1457062
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

6600 North Military Trail Boca Raton, FL 33496	33496
(Address of Principal Executive Offices)	(Zip Code)

The ODP Corporation 2021 Long-Term Incentive Plan

(Full Title of the Plan)

N. David Bleisch

Executive Vice President, Chief Legal & Administrative Officer

The ODP Corporation

6600 North Military Trail

Boca Raton, FL 33496

(Name and Address of Agent for Service)

(561) 438-4800

(Telephone Number, including Area Code, of Agent for Service)

Copy to:

Lillian Tsu, Esq.

Hogan Lovells US LLP

390 Madison Avenue

New York, NY 10017

(212) 918-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, par value $0.01 per share	3,400,000	$42.10	$143,140,000	$15,616.57

(1)

Pursuant to Rule 416, the number of shares of Common Stock being registered shall be adjusted to include any additional securities that may become issuable in connection with, or as a result of, stock splits, stock dividends or similar transactions.

(2)

Determined on the basis of the average of the high and low prices of the Common Stock reported on the NASDAQ Stock Market on April 16, 2021 in accordance with Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant files this Registration Statement on Form S-8 in connection with The ODP Corporation 2021 Long-Term Incentive Plan (the “2021 Plan”) approved by The ODP Corporation’s shareholders on April 21, 2021. The documents containing the information specified in Part I of Form S-8 will be sent or given to each participant in the 2021 Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 26, 2020, filed on February 24, 2021;

(b) The information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 26, 2020 from the Registrant’s Definitive Proxy Statement on Schedule 14A, filed on March 12, 2021;

(c) The Registrant’s Current Reports on Form  8-K filed on January  26, 2021 (only with respect to those items filed and not furnished), January  27, 2021, January  29, 2021, and April 21, 2021;

(d) The description of the Registrant’s securities registered under Section  12 of the Exchange Act contained in Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 26, 2020, and any amendment or any report subsequently filed for the purpose of updating such description; and

(e) All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, from the date of filing of such documents.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. Description of Securities.

Not applicable.

ITEM 5. Interests of Named Experts and Counsel.

None.

ITEM 6. Indemnification of Directors and Officers.

The Registrant is a Delaware corporation subject to the applicable indemnification provisions of the General Corporation Law of the State of Delaware (the “DGCL”). Under Section 145 of the DGCL, each director and officer of the Registrant may be indemnified by the Registrant against all expenses and liabilities (including attorney’s fees, judgments, fines and amounts paid in settlement) actually or reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he or she is involved by reason of the fact that he or she is or was a director or officer of the Registrant if such director or officer acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe that his or her conduct was unlawful. If the legal proceeding, however, is by or in the right of the Registrant, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he or she shall have been adjudged to be liable to the Registrant unless a court determines otherwise.

The Registrant’s Amended and Restated Bylaws provide for indemnification of the Registrant’s directors and officers, to the fullest extent permitted by the DGCL, for all expenses, liability and loss (including reasonable amounts paid in settlement) incurred in defending actions brought against them arising out of the performance of their duties. In addition, the Registrant may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the Registrant or is serving or has served in such capacity for another business organization or entity at the Registrant’s request, against any liability asserted against such person and incurred in such capacity, or arising out of such person’s status as such, whether or not the registrant would have the power to indemnify such person against such liability under the provisions of Article VII of the registrant’s Amended and Restated Bylaws.

The Registrant’s Amended and Restated Certificate of Incorporation, as amended, contains a provision that eliminates, to the fullest extent permitted by the DGCL, the personal liability of each director of the Registrant to the Registrant and its stockholders for monetary damages for certain breaches of fiduciary duty. This provision does not affect the director’s liability for monetary damages for breaches of the duty of loyalty, actions or omissions not in good faith, knowing violation of law or intentional misconduct, willful or negligent conduct in approving an unlawful dividend, stock repurchase or redemption or obtaining any improper personal benefit.

The foregoing indemnity and insurance provisions have the effect of reducing directors’ and officers’ exposure to personal liability for actions taken in connection with their respective positions.

The Registrant has obtained liability insurance policies under which the Registrant’s directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of certain actions, suits or proceedings, and certain liabilities which might be imposed as a result of certain actions, suits or proceedings, arising out of the performance of their duties.

ITEM 7. Exemption From Registration Claimed.

Not applicable.

ITEM 8. Exhibits.

The exhibits included as part of this Registration Statement are as follows:

Exhibit Number	Description

4.1	Specimen Common Stock Certificate of The ODP Corporation (Incorporated by reference from Exhibit 4.2 of The ODP Corporation’s Current Report on Form 8-K, filed with the SEC on July 1, 2020)

4.2	Amended and Restated Rights Agreement, dated June 30, 2020, among The ODP Corporation, Computershare Inc., as Rights Agent, and solely with respect to Section 37 thereof, Office Depot, LLC (Incorporated by reference from Exhibit 4.1 of The ODP Corporation’s Form 8-K12B, filed with the SEC on July 1, 2020)

5.1	Opinion of Counsel to Registrant

23.1	Consent of Counsel to Registrant (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm of The ODP Corporation

24.1	Power of Attorney (included with signature page)

99.1	The ODP Corporation 2021 Long-Term Incentive Plan (incorporated by reference from Annex 1 of The ODP Corporation’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 12, 2021)

99.2	Form of 2021 Restricted Stock Unit Award Agreement (Incorporated by reference from Exhibit 10.2 to The ODP Corporation’s Current Report on Form 8-K, filed with the SEC on April 21, 2021)

99.3	Form of 2021 Lump Sum Restricted Stock Unit Award Agreement (Non-Employee Directors) (Incorporated by reference from Exhibit 10.3 to The ODP Corporation’s Current Report on Form 8-K, filed with the SEC on April 21, 2021)

99.4	Form of 2021 Installment Payment Restricted Stock Unit Award Agreement (Non-Employee Directors) (Incorporated by reference from Exhibit 10.4 to The ODP Corporation’s Current Report on Form 8-K, filed with the SEC on April 21, 2021)

99.5	Form of 2021 FCF Performance Share Award Agreement (Incorporated by reference from Exhibit 10.5 to The ODP Corporation’s Current Report on Form 8-K, filed with the SEC on April 21, 2021)

99.6	Form of 2021 TSR Performance Share Award Agreement (Incorporated by reference from Exhibit 10.6 to The ODP Corporation’s Current Report on Form 8-K, filed with the SEC on April 21, 2021)

ITEM 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on April 21, 2021.

THE ODP CORPORATION

By:	/s/ N. David Bleisch
N. David Bleisch Executive Vice President, Chief Legal & Administrative Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby severally and individually constitutes and appoints N. David Bleisch and D. Anthony Scaglione, each of them severally, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this Registration Statement on Form S-8 and any subsequent registration statement filed by the Registrant pursuant to Rule 462(b) of the Securities Act or to Instruction E to Form S-8, in each case which relates to this Registration Statement, and all instruments necessary or advisable in connection therewith and to file the same with the Commission, each of said attorneys and agents to have the power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents or each of them to any and all such amendments and instruments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 21, 2021.

/s/ Gerry P. Smith Gerry P. Smith	Director and Chief Executive Officer (Principal Executive Officer)

/s/ D. Anthony Scaglione D. Anthony Scaglione	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Richard A. Haas Richard A. Haas	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)

/s/ Joseph S. Vassalluzzo Joseph S. Vassalluzzo	Chairman of the Board

/s/ Quincy L. Allen Quincy L. Allen	Director

/s/ Kristin A. Campbell Kristin A. Campbell	Director

/s/ Marcus B. Dunlop Marcus B. Dunlop	Director

/s/ Cynthia T. Jamison Cynthia T. Jamison	Director

/s/ Francesca Ruiz de Luzuriaga Francesca Ruiz de Luzuriaga	Director

/s/ Shashank Samant Shashank Samant	Director

/s/ Wendy L. Schoppert Wendy L. Schoppert	Director

/s/ David M. Szymanski David M. Szymanski	Director